Exhibit 99.1

Press Release

	Contacts:	Terry Sanford, SVP & CFO
Carriage Services, Inc.
FOR IMMEDIATE RELEASE		713-332-8400

Ken Dennard / ksdennard@drg-e.com
Kip Rupp / krupp@drg-e.com
DRG&E / 713-529-6600
CARRIAGE SERVICES ANNOUNCES FIRST QUARTER 2009 RESULTS
HOUSTON — MAY 6, 2009 — Carriage Services, Inc. (NYSE: CSV) today announced results for the first quarter ended March 31, 2009. Highlights from continuing operations for the first quarter of 2009 compared to the first quarter of 2008 were as follows:
First Quarter Selected Financial Results
(amounts in millions, except per share amounts)

	Q1	Q1
	2008	2009	Change
Total Revenues	$47.1	$45.8	$(1.3)
Consolidated EBITDA	$12.7	$11.4	$(1.3)
Net Income	$3.3	$2.4	$(0.9)
Diluted Earnings per Share	$0.17	$0.13	$(0.04)
HIGHLIGHTS
     Melvin C. Payne, Chairman and Chief Executive Officer, stated, “Considering that death rates in the first quarter were dramatically lower this year versus last and the economy was in deep distress, we had an excellent first quarter. Despite the tough comparison to last year’s performance, we are particularly pleased that our first quarter 2009 revenues declined by only 2.8% and our EPS came in at $0.13 per share. Our Same Store Cemetery Revenue and Field EBITDA were both materially higher this year versus last, a testament to our sales leaders and teams executing well against a backdrop of high national unemployment and lower consumer confidence. In fact, I do not recall a quarter in which our people responded so well to external factors beyond their control, and even better, gathered performance momentum throughout the quarter.
     We also made significant sequential progress during the quarter on our three major initiatives for 2009, i.e. to better manage our expenses, improve cremation service execution and increase cemetery preneed property sales, all of which bodes well for the balance of the year. Yet in this environment we are taking nothing for granted and are continuing to focus on operational execution.”

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Period Ended March 31, 2009
($000’s)

	Qtr 1	Qtr 4	Qtr 1
	2008	2008	2009

CONTINUING OPERATIONS
Same Store Contracts
Atneed Contracts	4,640	4,144	4,166
Preneed Contracts	1,150	964	1,050

Total Same Store Funeral Contracts	5,790	5,108	5,216
Acquisition Contracts
Atneed Contracts	800	664	714
Preneed Contracts	240	247	242

Total Acquisition Funeral Contracts	1,040	911	956

New Store Openings	210	238	235

Total Funeral Contracts	7,040	6,257	6,407

Same Store Revenue
Funeral Operations Revenue	$31,303	$28,349	$29,455
Preneed Commission and Other Revenue	752	617	588

Total Funeral Same Store Revenue	32,055	28,966	30,043

Cemetery Operations Revenue	7,418	8,134	8,444
Cemetery Financial Revenue	1,004	695	999

Total Cemetery Same Store Revenue	8,422	8,829	9,443

Total Same Store Revenue	40,477	37,795	39,486

Acquisition Revenue
Funeral Operations Revenue	4,961	4,516	4,797
Cemetery Operations Revenue	1,624	1,451	1,426
Cemetery Financial Revenue	81	72	94

Total Acquisition Revenue	6,666	6,039	6,317

Total Revenue from Continuing Operations	$47,143	$43,834	$45,803

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$13,679	$11,001	$11,929
Same Store Funeral Field EBITDA Margin	42.7%	38.0%	39.7%
Same Store Cemetery Field EBITDA	2,170	1,782	2,530
Same Store Cemetery Field EBITDA Margin	25.8%	20.2%	26.8%

Total Same Store Field EBITDA	15,849	12,783	14,459
Total Same Store Field EBITDA Margin	39.2%	33.8%	36.6%

Acquisition Funeral Field EBITDA	1,746	1,383	1,610
Acquisition Funeral Field EBITDA Margin	35.2%	30.6%	33.6%

Acquisition Cemetery Field EBITDA	679	465	474
Acquisition Cemetery Field EBITDA Margin	41.9%	30.5%	33.3%

Total Acquisition Field EBITDA	2,425	1,848	2,084
Total Acquisition Field EBITDA Margin	36.4%	30.6%	33.0%

Total Field EBITDA from Continuing Operations	18,274	14,631	16,543
Total Field EBITDA Margin from Continuing Operations	38.8%	33.4%	36.1%

Overhead
Total Variable Overhead	1,067	1,449	1,011
Total Regional Fixed Overhead	833	916	761
Total Corporate Fixed Overhead	2,970	3,413	3,373

Total Overhead	4,870	5,778	5,145
	10.3%	13.2%	11.2%

Adjusted Consolidated EBITDA from Continuing Operations	$13,404	$8,853	$11,398

Adjusted Consolidated EBITDA Margin from Continuing Operations

Special Charges	28.4%	20.2%	24.9%
Litigation Settlement	—	3,300	—
Litigation Related Legal Costs	665	241	—
Other Special Charges	87	—	—

Sum of Special Charges	752	3,541	—

Consolidated EBITDA from Continuing Operations	$12,652	$5,312	$11,398
	26.8%	12.1%	24.9%

Total Depreciation & Amortization	2,529	2,624	2,604
Restricted Stock Amortization	214	246	242
Interest, Net	4,530	4,624	4,596

Pretax Income	5,379	(2,182)	3,956

Income tax	2,125	(531)	1,602

Net income from Continuing Operations	$3,254	$(1,651)	$2,354

	6.9%	(3.8)%	5.1%

Diluted EPS from Continuing Operations	$0.17	$(0.09)	$0.13
Diluted EPS from Continuing Operations Excluding Special Charges	$0.19	$0.04	$0.13

TREND REPORTING
     Management monitors consolidated same store and acquisition field operating and financial results both on a five year and most recent rolling four quarters basis (“Trend Reports”) to reflect long term and short term trends and seasonality. “Acquisition” is defined as businesses acquired since January 2005 (date of refinancing our Senior Notes). The Trend Reports highlight trends in volumes, revenues, Field EBITDA (controllable profit), Field EBITDA Margin (controllable profit margin) and the components of our overhead. Trend reporting allows us to focus on the key operational and financial drivers relevant to the longer term performance and valuation of our portfolio of deathcare businesses. Please go to the Investor Relations homepage of Carriage’s web site at www.carriageservices.com for a link to our consolidated Annual and Quarterly Trend Reports.
FUNERAL OPERATIONS
     First quarter Same Store Funeral Revenue decreased $2.0 million or 6.3% as the average revenue per contract increased 4.5% while the number of contracts declined 9.9%. Revenue from the Acquisition portfolio decreased $0.2 million or 3.3%. The cremation rate for the first quarter of 2009 was 41.4% compared to 40.1% for the first quarter of last year. A recent initiative implemented in the third quarter of 2008 to increase the average revenue per cremation contract, largely by converting direct cremations to cremations with services, is getting traction and helped not only our cremation average but also customer satisfaction levels with our cremation families. As a result of this initiative, which includes new training and presentation options for client families, the average revenue per cremation contract in the current quarter increased 4.6% from the first quarter of 2008. Cremations with services have risen from 34.7% of our total cremation contracts in the third quarter of 2008 to 40.4% in the first quarter of 2009.
     Same Store Funeral Field EBITDA declined by $1.8 million or 12.8% compared to the first quarter of 2008, while the related Field EBITDA Margin declined from 42.7% to 39.7%, both of which represent historically strong cash profit margins. Our Acquisitions portfolio Funeral Field EBITDA declined $136,000 to $1.6 million and the related Field EBITDA Margin declined 160 basis points to 33.6%.
CEMETERY OPERATIONS
     Same Store Cemetery Operations Revenue increased $1.0 million or 13.8% to $8.4 million. Preneed sales of cemetery property accounted for $0.8 million of the increase in revenue, equal to an increase of 21% over 2008, as the number of properties sold increased by 10.4%, the average price increased 1.8%, and a higher proportion of the contracts qualified for revenue recognition. Cemetery Financial Revenue from trust funds and finance charges was flat at $1.1 million, as earnings from our cemetery trust funds increased from the improvements to the investment allocations since last year, but were offset by lower finance charges on the preneed receivables. Total Cemetery Same Store Revenue increased $1.0 million or 12.1% in the first quarter of 2009 to $9.4 million compared to $8.4 million in 2008. Same Store Cemetery Field EBITDA increased by $360,000 or 16.6% for the first quarter and resulted in a 100 basis point increase in Field EBITDA Margin to 26.8%.
     In order to increase revenues from preneed property sales, we began an initiative in the third quarter of 2008 to increase both the quantity and quality of the cemetery sales counselors at our major parks and subsequently reached our minimum headcount target at the end of January 2009. The combination of more and better preneed sales counselors and greater inventory, largely constructed or acquired in 2008, resulted in higher preneed cemetery sales activity levels in this quarter compared to the first quarter of 2008. In fact, preneed property sales increased each month sequentially starting from November 2008 and continuing through the first quarter of 2009.
OVERHEAD
     Total Overhead increased $275,000 to $5.1 million in the first quarter of 2009 from $4.9 million in the first quarter of 2008 due primarily to higher legal fees and preneed administration costs. Total Overhead declined $633,000 sequentially from the fourth quarter of 2008 as costs in almost all departments in the home office trended down.
ADJUSTED CONSOLIDATED EBITDA
     Consolidated EBITDA in the first quarter of 2009 was $11.4 million compared to Adjusted Consolidated EBITDA of $13.4 million in the same quarter of 2008. Adjusted Consolidated EBITDA Margin declined to 24.9% in the 2009 first quarter compared to 28.4% in the 2008 first quarter. We adjusted the 2008 Consolidated EBITDA for litigation costs and other charges that we believe are non-recurring in nature and shown as special charges on the accompanying income statement.
SHARE REPURCHASE PROGRAM
     During November 2008 the Board of Directors approved a new $5.0 million share repurchase plan. During the first quarter of 2009, we purchased 349,390 shares of common stock at an average cost per share of $2.07. Through April 30, 2009, we had repurchased a total of 893,929 shares of common stock at an average cost per share of $2.05 under the new plan, and a cumulative total of 2,341,398 shares at an average cost of $3.01 per share under both repurchase plans during the last twelve months.

CASH FLOW
     We had negative Free Cash Flow (defined as cash flow from continuing operations less maintenance capital expenditures) of $1.2 million during the first quarter of 2009 compared to positive Free Cash Flow of $2.1 million for the corresponding 2008 period. It is common for Free Cash Flow to be low in the first quarter of a year because we pay our semiannual cash interest payment of $5.1 million on our senior notes in the first quarter. Additionally, cash used by operations in the first quarter of 2009 includes the $3.3 million litigation settlement reported in the fourth quarter of 2008. The sources and uses of cash for the first quarter of 2009 consisted of the following (in millions):

Cash used by operations	$(0.6)
Cash used for maintenance capital expenditures	(0.6)

Free Cash Flow for First Quarter of 2009	$(1.2)
Cash and liquid investments at beginning of year	5.0
Cash used for growth capital expenditures – funeral homes	(0.1)
Cash used for growth capital expenditures – cemeteries	(1.0)
Share repurchase program	(0.7)
Other financing activities	0.7

Cash at March 31, 2009	$2.7

OUTLOOK
     The Four Quarter Outlook ranges for the rolling four quarter period ending March 31, 2010 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of deathcare assets over the next four quarters as our three models are effectively executed. Performance drivers include funeral contract volumes, cremation mix, preneed sales, preneed maturities and deliveries, average revenue per service and sale and overhead items. Other variables include the effective tax rate, which is currently estimated to be in the range of 39% to 42% and the estimated number of diluted shares outstanding which is currently estimated to be approximately 17 million and is subject to changes in the share price and activity in the share repurchase plan. Though we expect to acquire businesses in the future, we have not forecast any acquisitions in the Four Quarter Outlook ending March 31, 2010, because of the uncertainty as to the timing and size of acquisitions.

ROLLING FOUR QUARTER OUTLOOK – Period Ending March 31, 2010
(amounts in millions, except per share amounts)

Range
Revenues	$175.0 - $180.0
Field EBITDA	$59.5 - $63.0
Field EBITDA Margin	34.0% - 35.0%
Total Overhead	$22.0 - $23.0

Consolidated EBITDA	$37.0 - $41.0
Consolidated EBITDA Margin	21.1% - 22.8%

Interest	$18.1
Depreciation & Amortization	$11.0
Cash Taxes	$1.0
Net Income	$6.4 – $7.1
Diluted Earnings Per Share	$0.36 - $0.40
Free Cash Flow	$13.0 - $15.0
Consolidated EBITDA for this period is expected to increase relative to the full year of 2008 for the following reasons:
•	Increase in Funeral Field EBITDA with better execution of the Standards Operating Model

•	Increase in Same Store Cemetery EBITDA with higher preneed sales and lower bad debt expense.

•	Higher cemetery financial revenue

•	Tighter management of overhead expenses

•	Lower special charges due primarily to elimination of most litigation.
Long Term Outlook – Through 2013 (Base Year 2008)
Revenue growth of 6-7% annually, including acquisitions
Consolidated EBITDA growth of 9-11% annually, including acquisitions
Consolidated EBITDA Margin range of 22-26%
Delever the Company through increasing cash flow and earnings
CONFERENCE CALL
     Carriage Services has scheduled a conference call for tomorrow, Thursday, May 7, 2009 at 10:30 a.m. eastern time. To participate in the call, please dial 303-262-2130 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A telephonic replay of the conference call will be available through May 14, 2009 and may be accessed by dialing 303-590-3000 and using pass code 11129295#. An audio archive will also be available on the company’s website at www.carriageservices.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at 713-529-6600 or email kcroan@drg-e.com.
     Carriage Services is a leading provider of death care services and products. Carriage operates 134 funeral homes in 25 states and 32 cemeteries in 11 states.
USE OF NON-GAAP FINANCIAL MEASURES
     This press release uses the following Non-GAAP financial measures “free cash flow” and “EBITDA”.  Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments.  The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies.  The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.
     The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of cost and expense such as incentive compensation which will vary with profitability or legal expense unrelated to our day to day operations. Regional fixed overhead and corporate fixed overhead represent the cost and expenses of our regional operations leaders and the home office and will not vary as a result of profitability. Special charges are considered by management to be unusual in nature, unique and not expected to occur in the normal course of business.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2008, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
- Tables to Follow -

CARRIAGE SERVICES, INC.
Selected Financial Data
March 31, 2009
(unaudited)

	12/31/2008	3/31/2009
Selected Balance Sheet Data (in 000’s):
Cash and short-term investments	$5,007	$2,654
Total Senior Debt (a)	$137,732	$138,369
Common shares outstanding	17,835	17,946

Ratios and other data
Days sales in funeral accounts receivable	21.3	20.8
Senior Debt to total capitalization	41.1	41.0
Senior Debt to adjusted EBITDA from continuing operations operationsrolling twelve (rolling twelve months)	3.6	3.8

a)	- Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income from continuing operations to adjusted EBITDA from continuing operations for the three months ended March 31, 2008 and 2009, three months ended December 31, 2008 and the estimated rolling four quarters ended March 31, 2010 (presented at the midpoint of the range identified in the release)(in 000’s):

				Rolling
	Three	Three	Three	Four
	months	months	months	Quarter
	ended	ended	ended	Outlook
	3/31/2008	12/31/2008	3/31/2009	3/31/2010 E
Net income from continuing operations	$3,254	$(1,651)	$2,354	$6,800
Provision for income taxes	2,125	(531)	1,602	3,100

Pre-tax earnings from continuing operations	5,379	(2,182)	3,956	9,900
Net interest expense, including loan cost amortization	4,530	4,624	4,596	18,100
Special charges	752	3,541	—	—
Restricted stock amortization	214	246	242	1,000
Depreciation	2,529	2,624	2,604	10,000

Adjusted EBITDA from continuing operations	$13,404	$8,853	$11,398	$39,000

Revenue from continuing operations	$47,143	$43,834	$45,803	$177,500
Adjusted EBITDA margin from continuing operations	28.4%	20.2%	24.9%	22.0%

Reconciliation of Non-GAAP Financial Measures, Continued:
Reconciliation of cash provided by operating activities from continuing operations to free cash flow (in 000’s):

			Rolling Four
	Three months	Three months	Quarter
	ended	ended	Outlook
	3/31/2008	3/31/2009(1)	3/31/2010 E
Cash provided by (used in) operating activities from continuing operations	$3,409	$(555)	$21,000
Less maintenance capital expenditures from continuing operations	(1,314)	(622)	(7,000)

Free cash flow from continuing operations	$2,095	$(1,177)	$14,000

(1)	Included in cash flow for the three months ended 3/31/09 is the $3.3 million litigation settlement payment.